Exhibit 10.1

DESCRIPTION OF UNWRITTEN CASH BONUS PLAN ADOPTED ON JUNE 14, 2021

On June 14, 2021, the Compensation Committee of the board of directors of Medicine Man Technologies, Inc. (the “Company”) approved and adopted an unwritten cash bonus plan (the “Bonus Plan”), effective beginning in the Company’s fiscal year ending December 31, 2021.

Under the Bonus Plan, the Company will pay cash bonuses to manager-level and above employees as well as the Company’s named executive officers if the Company (i) achieves at least 90% of a specified earnings before depreciation and amortization target (the “EBITDA Target”) for the applicable fiscal year (the “EBITDA Bonus”), or (ii) entered into binding agreement for, or consummated, acquisitions of dispensaries, cultivation facilities or other cannabis-related assets, directly or indirectly, during 2021 (the “M&A Bonus”).

The EBITDA Bonus payments will range from 10% to 200% of the applicable officer’s salary depending on the percentage of the EBITDA Target the Company achieves, as follows:

Target Percentage Achieved	Bonus Payment Percentage
90%	10%
100%	20%
105%	30%
110%	40%
115%	60%
120%	80%
125%	100%
130%	125%
135%	150%
140%	175%
145%	200%

Under the M&A Bonus, officers were eligible to receive up to 25% of the applicable officer’s salary depending on the proportion of a stated target amount of acquisitions the Company entered into or consummated during 2021. The Company exceeded the stated target amount of acquisitions for 2021, and, as a result, the Company paid the full M&A Bonus to the eligible officers.